Exhibit 99.1

Cougar Biotechnology Presents Positive CB7630 Phase I and Phase II Data at ASCO 2008 Genitourinary Cancers Symposium

Phase I and Phase II Results Demonstrate Efficacy of CB7630 in Both Chemotherapy Naïve and Chemotherapy Refractory Prostate Cancer Patients

LOS ANGELES--(BUSINESS WIRE)--Cougar Biotechnology, Inc. (NASDAQ:CGRB) today announced that results from ongoing Phase I and Phase II clinical trials of Cougar’s investigational drug, CB7630 (abiraterone acetate), were presented at the ASCO Genitourinary Cancers Symposium that is currently taking place in San Francisco, California. The data was presented today in both an oral presentation and two poster presentations. These presentations are further detailed below:

Predictors of Response and Pharmacodynamic Endpoints in a Phase I and Pharmacokinetic Study of Abiraterone Acetate in Castration Resistant Prostate Cancer (COU-AA-001)

The dose ranging Phase I trial of CB7630 was conducted at The Institute of Cancer Research and at The Royal Marsden NHS Foundation Trust in the United Kingdom. In the trial, CB7630 was administered orally, once daily, to chemotherapy-naïve patients with castration resistant prostate cancer (CRPC), who had progressive disease despite treatment with LHRH analogues and multiple other hormonal therapies. In his poster presentation, Dr. Gerhardt Attard from The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust presented data on the 21 patients treated in the Phase I portion of the trial (COU-AA-001). CB7630 was well tolerated at doses as high as 2000 mg/day with minimal toxicity. Moreover, no dose limiting toxicity has been observed in the trial to date.

Of the 21 evaluable patients from the Phase I portion of the trial, 12 patients (57%) experienced a confirmed decline in prostate specific antigen (PSA) levels of greater than 50% and 6 patients (29%) experienced PSA declines of greater than 90%. Of the 8 evaluable patients with measurable tumor lesions, treatment with CB7630 resulted in partial radiological responses (as measured by the RECIST criteria) in 5 patients (63%) and 2 patients experienced regressing bone disease on imaging. Also, of the 11 patients in the trial with symptomatic pain, 8 patients (73%) experienced an improvement in symptomatic pain including reductions in opioid use.

Tumor tissue was obtained from 18 of the 21 patients in the Phase I trial in order to test for the presence of the TMPRSS2-ERG fusion gene, which has been identified in a proportion of patients with prostate cancer (Science, 2005 Oct 28;310(5748):644-8) and may represent an androgen regulated gene fusion. Of the 18 patients from whom tissue was obtained, 6 patients were found to have an ERG gene rearrangement and 5 (83%) of these 6 patients experienced a confirmed decline in PSA levels of greater than 50%.

Selective CYP17 Inhibition with Abiraterone Acetate Results in a High Response Rate in Castration Resistant Prostate Cancer (CRPC), Confirming the Continued Importance of Targeting Androgen Receptor Signaling (COU-AA-001 and COU-AA-003)

During her poster presentation, Dr. Alison Reid from The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust in the United Kingdom presented data from two ongoing Phase II clinical trials of CB7630. These trials include a Phase II trial of CB7630 in patients with hormone refractory, chemotherapy naïve, prostate cancer (COU-AA-001) and a Phase II trial of CB7630 in patients with advanced prostate cancer who have failed androgen deprivation and docetaxel-based chemotherapy (COU-AA-003).

In the COU-AA-001 trial, CB7630 was administered orally, once daily, to chemotherapy-naïve patients with CRPC, who had progressive disease despite treatment with LHRH analogues and multiple other hormonal therapies. Of the 44 patients who were evaluable in the Phase II portion of the trial, all of the patients had radiological evidence of metastatic disease, with 31 patients (70%) having evidence of bone metastases and 21 patients (48%) having measurable disease as per the RECIST criteria.

Of the 44 evaluable patients from the Phase II trial, 27 patients (61%) experienced a confirmed decline in PSA levels of greater than 50% and 11 patients (25%) experienced PSA declines of greater than 90%. Of the 21 evaluable patients with measurable tumor lesions, treatment with CB7630 resulted in partial radiological responses (as measured by the RECIST criteria) in 12 patients (57%), with 7 patients demonstrating ongoing stable disease and 3 patients experiencing regressing bone disease on imaging. Individual patients treated with CB7630 also experienced improvement in pain and a reduction in opioid use. For the 44 evaluable patients in the trial, the median time to PSA progression was estimated to be 252 days (8.4 months).

The COU-AA-003 Phase II trial of CB7630 in patients with advanced prostate cancer who have failed docetaxel-based chemotherapy is being conducted at numerous locations in the United States and United Kingdom. In the trial, CB7630 is administered orally, once daily, to patients with CRPC who have failed treatment with androgen deprivation therapy and failed treatment with first line docetaxel-based chemotherapy. To date, a total of 44 patients have been enrolled in the trial.

In her poster presentation, Dr. Reid provided an update on the 31 patients in this Phase II trial who have been treated in the United Kingdom and have been in the study for over 3 months. Of the 31 patients who were evaluable in the Phase II portion of the trial, all of the patients had radiological evidence of metastatic disease, with 25 patients (81%) having evidence of bone metastases and 18 patients (58%) having measurable disease as per the RECIST criteria.

Of the 31 patients who have been treated in the Phase II trial, CB7630 was well tolerated with only minimal toxicity in this post-docetaxel population. Of the 31 patients treated, 15 patients (48%) experienced a confirmed decline in PSA levels of greater than 50% and 6 patients (19%) experienced PSA declines of greater than 90%. Of the 19 evaluable patients with measurable tumor lesions, 5 patients (26%) experienced confirmed partial radiological responses (as measured by the RECIST criteria) and 10 patients (53%) experienced ongoing stable disease.

Preliminary Phase II Results of Abiraterone Acetate in Patients with Castration Resistant Metastatic Prostate Cancer After Failure of Docetaxel-Based Chemotherapy (COU-AA-004)

During his oral presentation, Dr. Daniel Danila from Memorial Sloan-Kettering Cancer Center presented data from the ongoing Phase II trial of CB7630 in combination with prednisone in patients with advanced prostate cancer who have failed androgen deprivation and docetaxel-based chemotherapy (COU-AA-004).

The COU-AA-004 Phase II trial is being conducted at numerous locations in the United States and United Kingdom. In the trial, CB7630 in combination with prednisone is administered orally, once daily, to patients with CRPC who have failed treatment with androgen deprivation therapy and have failed treatment with first line docetaxel-based chemotherapy. To date, a total of 54 patients have been enrolled in the trial.

In his oral presentation, Dr. Danila provided an update on the 38 patients in this Phase II trial who have been treated at Memorial Sloan-Kettering Cancer Center. Of the 38 patients who have been treated in the Phase II trial, CB7630 was well tolerated with only minimal toxicity in this post-docetaxel population. No patients developed hypertension of any grade related to treatment with CB7630 while enrolled in the trial. Of the 38 patients who were evaluable, 10 patients (26%) had visceral disease, 16 patients (43%) had bone and soft tissue metastases, 10 patients (26%) had bone metastases only and 2 patients (5%) had soft tissue metastases only.

Of the 38 evaluable patients, 17 patients (45%) experienced a confirmed decline in PSA levels of greater than 50%. Of the 21 evaluable patients who had not received prior treatment with ketoconazole, a drug that is currently widely used off-label as a secondary hormonal therapy, 12 patients (57%) experienced a confirmed decline in PSA levels of greater than 50%. Furthermore of the 17 evaluable patients who had been previously treated with ketoconazole, 5 patients (29%) experienced a confirmed decline in PSA levels of greater than 50%.

Of the 24 patients with lesions that were evaluable by bone scan, 16 patients had lesions that were unchanged according to the PSA Working Group (PSWG2) Consensus. Of the 16 patients in the trial with evidence of lymph node metastases that were evaluable by CT scan, 1 patient was shown to have lesions that decreased in size and 9 patients had lesions that were unchanged according to the PSWG2 Consensus. Of the 6 patients in the trial with visceral disease that was evaluable radiologically, 3 patients had lesions that were unchanged according to the PSWG2 Consensus. There are currently 13 patients in the Phase II trial who are continuing to receive treatment with CB7630 in combination with prednisone. Nine of these patients have been on study for over 25 weeks and 4 patients have been on study for between 13 and 24 weeks.

Dr. Arie S. Belldegrun, M.D., FACS, Vice Chairman of the Board of Directors of Cougar Biotechnology, said, “We are pleased to have the opportunity to present clinical data on CB7630 at a prominent meeting like the ASCO Genitourinary Cancers Symposium and we view it as an important opportunity to build awareness of the drug prior to initiation of the CB7630 Phase III trials that are currently scheduled to begin in the first half of this year.”

Alan H. Auerbach, Chief Executive Officer and President of Cougar Biotechnology, added, "The data from both trials of CB7630 presented at the ASCO Genitourinary Cancers Symposium continue to support the potential role of the drug in the treatment of CRPC. We continue to be pleased with the strong evidence of antitumor activity in patients who were both chemotherapy naïve and chemotherapy refractory, both of which represent significant unmet medical needs in prostate cancer. We have strong confidence in the potential of CB7630 in both of these patient populations.”

About Cougar Biotechnology

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17-alpha hydroxylase/c17,20 lyase enzyme, which is currently being tested in Phase II clinical trials in prostate cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include, without limitation, statements related to the timing of clinical trial initiations and the expected benefits to be derived from Cougar’s drug development programs, including the potential advantages of CB7630 and its potential for use in the treatment of CRPC and in second line hormone and chemotherapy treatment settings. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results in testing of CB7630 will be predictive of results in later stages of development. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2006 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Cougar Biotechnology, Inc.
+1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4253
Andreas.marathis@russopartnersllc.com